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Poly Employee FAQ

Below please find a document that outlines employee questions related to the HP acquisition announcement and integration. Moving forward, please bookmark the HP Integration page and visit frequently to see the most up-to-date information. We will highlight the new questions each time we update this document.

Table of Contents:

The HP/Poly Deal

March 28, 2022 questions

•	What is happening?

•	When is it happening?

•	What will the companies be doing in this period between signing and closing?

•	Why? What value does this bring Poly?

•	How is this combination of the two companies good for Poly employees?

•	How will this impact my role? Will I lose my job? Do you anticipate layoffs?

•	Will we keep driving our strategy, strategic imperatives, vision and values?

•	Does this impact who I report to / leadership?

•	If HP is expecting to purchase Poly, why Is It called a definitive merger agreement rather than a definitive purchase agreement?

•	Can I get a copy of the definitive merger agreement?

Integration

April 20, 2022 questions

•	It is unclear to me if Poly will operate as a separate BU under HP and maintain the Poly Brand, or will our products and teams fold into HP division and products contain HP branding?

•	Where can I go to see ongoing updates about the integration efforts?

Offices

March 28, 2022 questions

•	Will we move offices?

April 20, 2022 questions

•	What will happen with our offices? Are we closing any or still moving forward with opening an office in Ireland, for example?

Table of Contents, cont’d:

Sales

Supply Chain

March 28, 2022 questions

•	Will component requirements or demand requests change?

Customers

March 28, 2022 questions

•	Do our customers and partners know about this transaction?

•	How will our customers and partners likely react to this?

•	My customers and partners are calling and asking me questions. What can I tell them?

Partners

March 28, 2022 questions

•	Do our customers and partners know about this transaction?

•	How will our customers and partners likely react to this?

•	How will this announcement affect our strategic alliances with our business partners?

•	My customers and partners are calling and asking me questions. What can I tell them?

Poly Stock

March 28, 2022 questions

•	Will this impact Poly stock that I own either outright or through the ESPP?

•	What happens to unvested RSUs or PSUs that were previously granted to me?

•	Can I buy or sell stock right now?

April 20, 2022 questions

•	I know shares will be converted to a price of $40 a share at the sale, but what about unvested shares?

•	I think I can sell vested shares and ESPP now but wanted to confirm – are there any restrictions on selling stock?

Compensation & Benefits (non-stock-related)

March 28, 2022 questions

•	Will there be severance for employees who are not retained?

•	Will this impact my compensation or benefits at all (salary, bonus, commissions, 401k, healthcare benefits, paid sick and leave time, etc.)?

•	Will I still be eligible for my annual bonus?

•	Am I eligible for my sales bonus?

•	Will I still receive my W-2 and other tax documents from Poly?

Table of Contents, cont’d:

April 20, 2022 questions

•	Will we have bonuses for the current year and until the deal closes?

•	What will happen with accumulated WOW points?

Other

March 28, 2022 questions

•	Will this impact the upcoming focal cycle?

•	Will my contact information and channels convert to that of HP?

•	Will there be any change to internal processes, such as submitting expenses, invoicing vendors, etc.?

•	Can we interact with HP employees? Will I be working with them?

•	Will we remain Poly employees, or HP?

•	What should I do if a reporter or analyst reaches out to me? What can I say?

•	If I have questions, who should I speak with? When will I know more?

•	How will we get updates during this period between signing and closing?

April 20, 2022 questions

•	What is HP’s stance on conducting business with Russia?

•	Does HP have a hybrid model or will remote workers be expected to start going into an office?

•

I love the idea of more in-person interaction with coworkers, but I am also hearing from my leaders that we need to conserve on costs. Will Finance give us incremental budget for travel and incidentals associated with these interactions?

1.	What is happening?

Poly and HP entered into a definitive merger agreement by which HP will acquire Poly in an all-cash transaction. This merger is expected to position the combined company as a global leader in enterprise-grade technology that will allow professionals to connect and work with each other anywhere and everywhere.

2.	When is it happening?

The merger agreement has been signed, but we are still operating as an independent company until the merger is completed, and it is still business as usual for Poly. The completion of the merger is subject to certain customary conditions, including obtaining required regulatory approvals and the approval of Poly’s stockholders. We will provide information as we know more, but the transaction is expected to close by the end of calendar 2022.

3.	What will the companies be doing in this period between signing and closing?

Until closing, it is business as usual for Poly. Both HP and Poly will continue to work as separate, independent companies and will continue their normal employee, customer, supplier and business partner interactions as they had been doing before this announcement.

Prior to closing, the companies are allowed to plan for integration but may not implement any plans until the closing has occurred.

4.	Why? What value does this bring to Poly?

We believe this is a compelling transaction for Poly and provides a number of benefits for our stockholders, holders of our equity awards, employees, customers and business partners.

First, combining with HP will allow us to go to market around the world at significantly greater scale, with a recognized market leader in bringing technology to the enterprise during a time of incredible transformation and disruption in the workplace.

On the product side, HP’s complementary and broad range of computing, device management, security, and digital solutions will give our combined companies a unique industry platform to address the ever-increasing need for sophisticated, and integrated, business infrastructure. Particularly as there is increased demand for remote and hybrid work solutions, the merging of our technologies is expected to super charge innovation for industry-leading solutions to better adapt to the evolving workspace from end-to-end.

As a business, this will afford us an opportunity to scale our business in new ways, and reach new markets and channels with a like-minded partner that brings highly complementary technologies and relationships to the table.

It also creates operational scale - for example, we expect to be in a different position when it comes to working with component suppliers, or transportation logistics providers, when we are part of an organization that generates significantly more revenue than Poly does on a standalone basis.

Finally, we share the same vision with the senior leaders at HP when it comes to transforming the future of work. Poly’s people, culture, and spirit of innovation are every bit as important to HP as our product roadmap.

Simply put, we believe combining our strengths with HP puts every one of us in a stronger competitive position, significantly increases our growth opportunities and creates significant differentiation with the ability to address customer demands with an unprecedented solution breadth for the hybrid work environment.

5.	How is this combination of the two companies good for Poly employees?

Poly’s leadership and Board believe that the combination of our two companies provide employees:

•	The opportunity to work for a leading global company with significantly increased earnings capacity and the financial wherewithal to maintain a competitive compensation and benefits environment;

•	Enhanced opportunities to enable employees to further their careers by expanding roles, skill development and increased leadership opportunities;

•	An opportunity to gain new expertise or maximize current abilities with recognized industry-leading technologies and best practices; and

•	Increased opportunities to work side by side with employees who are experts and thought leaders in our field, to focus on innovation and utilize creativity.

For additional Information on the treatment of Poly equity awards, see Q&As 12 and 32 below.

6.	How will this impact my role? Will I lose my job? Do you anticipate Layoffs?

There will be no immediate impact to your role as a result of this transaction. Both Poly and HP will continue to operate as separate companies until the transaction closes - so it’s business as usual.

We will share updates as we are able to do so.

It is important to note that a key driver for the decision to acquire Poly was our people.

You have our commitment to communicate openly and regularly as we are able to do so, while adhering to all local employment regulations and practices.

7.	Will we keep driving our strategy, strategic imperatives, vision and values?

Yes, we will continue our ordinary course of business and foundational to that is pursuing our vision, values, strategic imperatives, and asset management philosophy with the same passion, focus and dedication that we have been. Continuing our culture of teamwork, continuous improvement, accountability and value creation will be crucial to our continued success.

8.	Does this impact who I report to / leadership?

There will be no immediate impact to your direct reporting lines.

Poly’s existing leadership team will continue through closing, and both companies look forward to working together to build an integration plan over the coming months with the intention of rapidly and successfully implementing that plan after close.

9.	Will there be severance for employees who are not retained?

Both companies have a history of treating employees who are impacted by a reduction in force with fairness and of providing severance that is consistent with the practices in the markets in which we operate. We expect, as part of our integration plan, to develop guidelines with respect to severance that treat employees impacted within both companies fairly.

10.	Will this impact my compensation or benefits at all (salary, bonus, commissions, 401k, healthcare benefits, paid sick and leave time, etc.)?

No. Both Poly and HP will continue to operate as separate companies until the transaction closes—so it’s business as usual and all of your compensation and benefits remain under Poly’s compensation and benefits programs and plans. As a result, we do not anticipate making any adjustments to compensation or benefit programs for employees at Poly between now and the date the acquisition closes, other than those that might occur in the normal course of business for Poly.

Between now and closing, we will be engaging with HP and Poly’s integration planning teams to work toward a goal of harmonizing the compensation and benefit programs across the combined companies, which may require adjustments in some compensation and benefit programs. However, we will work toward ensuring that the combined companies’ compensation and benefit programs will be attractive and competitive in the markets in which we compete. Both companies regularly review market conditions and incentive practices to maintain market competitiveness. This practice will continue under the combined organization.

11.	Will this impact Poly stock that I own either outright or through the ESPP?

If the merger is completed, all outstanding shares of Poly stock will be converted into the right to receive $40.00 per share, irrespective of where Poly stock is trading on that date. Tax-qualified shares purchased under the ESPP may lose the favorable tax status when you receive your payment for your shares.

12.	What happens to unvested RSUs or PSUs that were previously granted to me?

All unvested RSUs and PSUs granted prior to the signing of the merger agreement that are outstanding immediately prior to the closing of the merger will be cancelled and converted into the right to receive an amount in cash at the same value per share as Poly’s stockholders are receiving, with the amount of cash for such PSUs calculated based on actual performance. Any RSUs or PSUs granted during the period between the signing of the merger agreement and the closing of the merger will be converted into either (at HP’s election) (1) unvested cash at the same value per share as Poly’s stockholders are receiving (and for PSUs, calculated based on target performance) or (2) HP RSUs, in each case subject to the same vesting schedule as the equity award.

See Q&A 32 for a more detailed explanation of the treatment of Poly equity awards.

13.	Can I buy or sell stock right now?

Solely as a result of the announcement of the merger, you are not restricted from buying or selling Poly stock between signing and closing, however securities laws and Poly’s trading policies continue to apply during this time (including those relating to the possession of material, nonpublic information and restrictions on those employees required to pre-clear and trade only during an open trading window). Please review Poly’s Insider Trading Policy for more Information regarding your responsibilities with regard to trading In Poly shares.

If you have any doubt about which group you are in or if you have any questions about whether you are aware of material non-public information, please send an inquiry to legal@poly.com and we’ll get back to you as quickly as possible.

14.	Am I eligible for my sales bonus?

Yes, if you participate in the Sales Incentive Plan, the terms and conditions and bonus structure will remain in place through closing of the transaction. Integration planning will address future structure of the sales plan and we will share that with you once completed.

15.	Will this impact the upcoming focal cycle?

We expect to implement and make refresh grants in the upcoming focal cycle generally consistent with last year’s cycle. We will provide more updates on the focal cycle as we have them.

16.	Will my contact information and channels convert to that of HP?

Not at this time. Both Poly and HP will continue to operate as separate companies until the transaction closes—so it’s business as usual.

17.	Will there be any change to internal processes, such as submitting expenses, invoicing vendors, etc.?

Not at this time. Both Poly and HP will continue to operate as separate companies until the transaction closes—so it’s business as usual.

18.	Will I still receive my W-2 and other tax documents from Poly?

HP will address this question as part of your onboarding process.

19.	Can we interact with HP employees? Will I be working with them?

Not at this time. There are very strict regulations for companies during this interim period until close. Both Poly and HP will continue to operate as separate companies until the transaction closes—so it’s business as usual. We anticipate some employees will be asked to interact with HP employees as part of integration planning, but you should not initiate such interactions on your own unless expressly requested by the integration leads, and no customer proposals, pricing/product information or sensitive proprietary information can be shared with HP employees until the transaction closes.

20.	If HP Is expecting to purchase Poly, why Is It called a definitive merger agreement rather than a definitive purchase agreement?

Public company acquisitions are typically structured as a merger because of the number of stockholders involved. This is a technical distinction, but for your purposes, it is most important to understand that Poly will merge with HP.

21.	Can I get a copy of the definitive merger agreement?

The merger agreement and other relevant documents have been filed by Poly with the Securities and Exchange Commission and are publicly available through the SEC’s web site at http://www.sec.gov.

22.	Will we remain Poly employees, or HP?

Until the transaction closes, both companies will operate separately—so at this time you will remain a Poly employee and it will be business as usual.

Also, currently, both executive teams are focused on completing the initial steps of the merger. While the merger is being completed, we expect to immediately begin the process for determining these very important issues. No final decision has been made but we expect to be able to share these decisions over the next few months.

23.	Will we move offices?

Until the transaction closes, both companies will operate separately—so it will be business as usual and you will continue working as you are now, either as a remote, hybrid or on-site worker.

24.	What should I do if a reporter or analyst reaches out to me? What can I say?

If you are contacted by any member of the media or industry analyst community, simply thank them for their interest and refer the person directly to the appropriate contact at Poly, John Goodwin.

25.	If I have questions, who should I speak with? When will I know more?

It’s natural to have questions about this, and we’re going to try to answer them as soon as we are able to do so. As the integration process gets underway, our goal is to communicate important progress on milestones to everyone. Employees can send questions to their managers.

26.	Will component requirements or demand requests change?

No. Until the transaction closes, it’s business as usual.

27.	Do our customers and partners know about this transaction?

Yes, a communication was sent out shortly after we entered into the merger agreement with HP to all customers and partners announcing the transaction.

28.	How will our customers and partners likely react to this?

We anticipate that our customers and partners will view this positively because this combination creates the opportunity for:

•	Continued investment and long-term strategic focus in our industry

•	The acceleration of innovative new products to meet the changing needs of our customers

•	Unique service capabilities for our customers and partners through a more efficient operating footprint and supply chain

29.	How will this announcement affect our strategic alliances with our business partners?

We expect that this announcement will generate more excitement with our business partners.

30.	My customers and partners are calling and asking me questions. What can I tell them?

Until the merger is completed, it is “business as usual.” You can rely on the press release, customer and partner letters and this FAQ to share information. First and foremost, the top priority on both sides is to continue to provide our business partners and customers with consistent, high-quality service and support.

31.	How will we get updates during this period between signing and closing?

We will continue to utilize our normal leadership communication channels during this period. As we get additional information, we will provide updates and forums for discussion.

32.	I know shares will be converted to a price of $40 a share at the sale, but what about unvested shares?

Poly offers both Performance Stock Units (PSUs) that are paid out based on stock price if Poly hits a certain performance target and Restricted Stock Units (RSUs) that pay out solely based on the stock price. Generally speaking, at or immediately prior to the effective time of the merger, Poly equity-based awards that are outstanding immediately prior to the effective time of the merger will be treated as follows:

•

Each share of Poly Restricted Stock will vest in full and be converted into the right to receive the per share price under the same terms and conditions as apply to the receipt of the merger consideration by holders of Poly common stock generally.

•

Outstanding Poly RSUs that were granted prior to the date of the merger agreement (March 25, 2022) will be canceled and converted into a right to receive an amount in cash equal to (A) the number of shares of Poly common stock subject to such Poly RSUs immediately prior to the effective time of the merger multiplied by (B) the per share price. This amount (less any required withholding and other taxes) will be paid to the applicable holder at or reasonably promptly after the effective time of the merger.

•

Outstanding Poly PSUs that were granted prior to the date of the merger agreement will be canceled and converted into the right to receive an amount in cash equal to (A) the total number of shares of Poly common stock subject to such Poly PSUs immediately prior to the effective time of the merger (calculated based on the terms of the Poly equity plan and applicable award agreement governing such Poly PSUs and based on actual performance against performance targets with such performance determined as of five business days prior to the effective time of the merger) multiplied by (B) the per share price of $40.00. This amount (less any required withholdings and other taxes) will be paid to the applicable holder at or reasonably promptly after the effective time of the merger.

•

Outstanding Poly Interim RSUs that were granted on or after the date of the merger agreement will be either (in the sole discretion of HP) (i) assumed by HP and converted into restricted stock units of HP with respect to a number of shares of HP common stock equal to the number of shares of Poly common stock subject to such Poly Interim RSUs multiplied by (a) the per share price of $40.00 divided by (b) the average closing price per share of HP common stock on the NYSE for the ten trading-day period ending on the trading day preceding the date of the closing of the merger, and such assumed restricted stock units will be subject to the vesting schedule that is applicable to such Poly Interim RSUs and the other terms and conditions applicable to such Poly Interim RSUs as in effect immediately prior to the closing of the merger; or (ii) canceled and converted into the right to receive an amount in cash equal to the total number of shares of Poly common stock subject to such Poly Interim RSUs immediately prior to the closing of the merger, multiplied by the per share price of $40.00, with such amount payable on the vesting schedule that is applicable to such Poly Interim RSUs as in effect immediately prior to the closing of the merger and otherwise subject to the other terms and conditions applicable to such Poly Interim RSUs as in effect immediately prior to the closing of the merger.

•

Outstanding Poly Interim PSUs that were granted on or after the date of the merger agreement and prior to the effective time of the merger will be canceled and exchanged for a Poly Interim RSUs with respect to a number of shares of Poly common stock equal to the number of shares of Poly common stock subject to such Poly Interim PSUs with respect to target performance and with the same remaining time-based vesting schedule that would have been applicable had the Poly Interim PSUs been initially granted as a Poly Interim RSUs and such award will be treated as a Poly Interim RSUs as described above.

33.	I saw the note from Legal that I think I can sell vested shares and ESPP now but wanted to confirm – are there any restrictions on selling stock?

Employees that do not have quarterly trading restrictions – this group of employees is free to trade in Poly stock. Of course, it is important to keep in mind the general rule that no one can trade in Poly stock if you are aware of any material non-public information.

Employees with quarterly trading restrictions – this group of employees can only trade during an open window and must get pre-approval before trading. The trading window is currently closed, and you are prohibited from trading in Poly stock until we release our Q4 earnings and file our Annual 10-K Report. We expect the next trading window to open by the end of May and you will be informed when this occurs. Please review Insider Trading Policy for more Information regarding your responsibilities with regard to trading In Poly shares.

If you have any doubt about which group you are in or if you have any questions about whether you are aware of material non-public information, please send an inquiry to legal@poly.com and we’ll get back to you as quickly as possible.

34.	Will we be eligible to receive bonuses for the current year and until the deal closes?

Yes, we are changing the bonus structure to simplify it for FY23. The FY23 bonus plan will pay out 25% of the annual target bonus each quarter and the new Q1 goal will be shared with eligible employees in mid-May after we obtain Board approval. This means there is no annual component in FY23. Also, the quarter in which the deal closes will have a prorated bonus. HP has a bonus program, but we don’t know the specifics yet of what our bonus program will look like once we join the HP family.

35.	It is unclear to me if Poly will operate as a separate BU under HP and maintain the Poly brand, or will our products and teams fold into HP division and products contain HP branding?

Nothing changes about your job or work habits in the near term. As we’ve said, it’s business as usual, with the same resources and teams as you know them, working the same way. At this point, it’s premature to discuss what the combination will look like—planning has just started and the reality is that legally speaking, we’ll operate as separate companies through closing, which is expected at the end of this calendar year. However, you are being represented by Poly’s integration office, which is working their way through all of the many questions like this that you have already raised, the focus of which will be adding resources and scale and improving your ability to work vs. restricting it.

36.	What will happen with our offices? Are we closing offices or are we still moving forward with opening an office in Ireland, for example?

At this time, no decisions have been made regarding our offices. As we’ve said, it’s business as usual, with the same resources and teams as you know them, working the same way. Until the transaction closes, both companies will operate separately—so it will be business as usual and you will continue working as you are now, either as a remote, hybrid or on-site worker.

The office continues to be an important space for teams to safely gather with purpose, and as we work through what our hybrid work environment looks like we are continuously evaluating our existing office spaces. However, you are being represented by Poly’s integration office, which is working their way through all of the many questions like this that you have already raised, the focus of which will be adding resources and scale and improving your ability to work vs. restricting it. We will continue to keep you updated on decisions made about office spaces as we work through what is in the best interest our people and Poly.

37.	Where can I go to see ongoing updates about the integration efforts?

To help support you, we recently launched our HP Integration site on Wave to serve as one location to access the latest information, and submit all of your integration-related questions. We encourage you to bookmark the site and visit it frequently because we will be updating our employee FAQ regularly in the employee resources section.

38.	What is HP’s stance on conducting business with Russia?

All HP shipments to Russia and Belarus remain suspended, as does all advertising and marketing activity. HP has indicated that it stands with the global community in calling for an immediate end to the violence and the restoration of peace in the region.

39.	Does HP have a hybrid model or will remote workers be expected to start going into an office?

Nothing changes about your job or work habits in the near term. As we’ve said, it’s business as usual, with the same resources and teams as you know them, working the same way. At this point, it’s premature to discuss what the combination will look like—planning has just started and the reality is that legally speaking, we’ll operate as separate companies through closing, which is expected at the end of this calendar year. However, you are being represented by Poly’s integration office, which is working their way through all of the many questions like this that you have already raised, the focus of which will be adding resources and scale and improving your ability to work, vs. restricting it.

40.	What will happen with accumulated WOW points?

At this point the WOW program will continue without change. We don’t yet know what will happen to the program or accumulated WOW points once the transaction closes, but we will share more information once we have it.

41.

I love the idea of more in-person interaction with coworkers, but I am also hearing from my leaders that we need to conserve on costs. Will Finance give us incremental budget for travel and incidentals associated with these interactions?

We encourage more in-person interactions when possible but please align with your manager on available budget. As Kim mentioned, we will also be launching a program for you to be reimbursed when you connect with colleagues over meals. Stay tuned for more details.

#     #     #

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding: the acquisition of the Company (the “Transaction”), including the expected timing of the closing of the Transaction; the anticipated benefits of the Transaction and other considerations taken into account by Poly’s Board of Directors in approving the Transaction; and expectations for Poly prior to and following the closing of the Transaction. If any of these risks or uncertainties materialize, or if any of Poly’s assumptions prove incorrect, Poly’s actual results could differ materially from the results expressed or implied by these forward-looking statements. Additional risks and uncertainties include those associated with: the possibility that the conditions to the closing of the Transaction are not satisfied on a timely basis or at all, including the risk that the required approval from Poly’s stockholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained; potential litigation relating to the Transaction; uncertainties as to the timing of the consummation of the Transaction; the ability of each party to consummate the Transaction; the occurrence of any event, change or other circumstances that could give rise to the right to terminate the Transaction; possible disruption related to the Transaction to Poly’s current plans and operations, including through the loss of employees, customers and business partners; economic, market, business or geopolitical conditions (including resulting from the COVID-19 pandemic, supply chain disruptions, or the military conflict in Ukraine and related sanctions against Russia and Belarus) or competition, or changes in such conditions, negatively affecting Poly’s business, operations and financial performance; the failure to realize anticipated benefits of the Transaction when expected or at all; and other risks and uncertainties detailed in the periodic reports that Poly files with the SEC, including Poly’s Annual Report on Form 10-K filed with the SEC on May 18, 2021, and Quarterly Reports on Form 10-Q filed with the SEC on July 30,

2021, October 28, 2021 and February 8, 2022, each of which may be obtained on the investor relations section of Poly’s website (https://investor.poly.com). All forward-looking statements in this communication are based on information available to Poly as of the date of this communication, and Poly does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.